FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 20, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Oil and Gas Reserves Set New Record;

2007 Reserve Replacement Was 570 Percent

Salt Lake City, February 20, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today announced that its year-end 2007 oil and gas reserves rose 11.3 billion cubic feet equivalent (“bcfe”), or 50 percent, to 34.1 bcfe. Year-end 2006 reserves were 22.8 bcfe. Year-end 2007 reserves were a new all-time record for the Company.

Two new discoveries, the Roszkow and Winna Gora wells in the Company’s Fences Concession in Poland, provided virtually all of the gain. Both the 2006 and 2007 reserve estimates were prepared by independent oil and gas reserve engineers.

Andy Pierce, Vice President of Operations, remarked, “The 50 percent gain in reserves shows, yet again, the success that can be achieved in Poland. Not only are we delighted with the reserve gain, but also that the gain was achieved at the very competitive finding cost of $1.18 per thousand cubic feet equivalent.”

Net oil and gas discoveries, extensions and revisions were 13.8 bcfe. Total finding and development costs for 2007 were $16.2 million.

New Discoveries Also Drive Reserve Replacement and Present Values

Record new net discoveries of 13.8 bcfe were 570 percent of 2007 oil and gas production of 2.4 bcfe. That production figure, too, was a new all-time production record for the Company.

Discoveries and extensions for the year were 17.9 bcfe. Revisions were (4.2) bcfe. The negative revision was primarily attributable to the Wilga well in eastern Poland, outside the Company’s core area.

Pre-tax Present Value of the Company’s reserves, discounted at 10%, increased 70% from $67 million at year-end 2006 to $114 million at year-end 2007. The increase in reserve volumes was a major contributor to the boost in value. However, an 18% increase in the average year-end prices also helped. The average price for the 2006 reserve estimate was $5.43 per thousand cubic feet equivalent (“mcfe”). The average price at year-end 2007 rose to $6.42 mcfe. The increase in average prices came mostly from higher natural gas prices for the Company’s wells in Poland.

The following unaudited summary of proved developed and undeveloped reserve quantity information represents estimates only and should not be construed as exact:

	Crude Oil		Natural Gas
	United States	Poland	United States	Poland
	(In thousand barrels of oil)		(In millions of cubic feet)
December 31, 2007:
Beginning of year	382	202	--	19,264
Extensions or discoveries	--	--	--	17,939
Revisions of previous estimates	170	(163)	--	(4,247)
Production	(70)	(25)	--	(1,840)
End of year	482	14	--	31,116
December 31, 2006:
Beginning of year	408	209	--	19,788
Revisions of previous estimates	50	2	--	(63)
Production	(76)	(9)	--	(461)
End of year	382	202	--	19,264

The components of the Standardized Measure of Discounted Future Net Cash Flows(SMOG) are detailed below:

	United States	Poland	Total
	(In thousands)
December 31, 2007:
Future cash flows	$ 39,056	$179,698	$218,754
Future production costs	(22,459)	(15,051)	(37,510)
Future development costs	--	(10,029)	(10,029)
Future income tax expense	--	(16,835)	(16,835)
Future net cash flows	16,597	137,783	154,380
10% annual discount for estimated timing of cash flows	(5,527)	(45,885)	(51,412)
Discounted net future cash flows	$ 11,070	$ 91,898	$ 102,968
December 31, 2006:
Future cash flows	$ 19,719	$103,903	$123,622
Future production costs	(13,511)	(12,046)	(25,557)
Future development costs	--	(2,502)	(2,502)
Future income tax expense	--	(4,595)	(4,595)
Future net cash flows	6,208	84,760	90,968
10% annual discount for estimated timing of cash flows	(1,643)	(25,568)	(27,211)
Discounted net future cash flows	$ 4,565	$ 59,192	$ 63,757

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.